Exhibit 15.2

Board of Directors
Lumenis Ltd.
Yokneam, Israel

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148460) pertaining to the 2000 Share Option Plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan of Lumenis Ltd., of our report dated March 28, 2012  with respect to the consolidated balance sheets of Lumenis Ltd. and its subsidiaries as of December 31, 2011 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity (capital deficiency) and cash flows for the two- years periods then ended,  included in its Annual Report (Form 20-F)  for the year ended December 31, 2012.

/s/Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
March 28, 2013